Summary

Rental Agreement Ad Marom – G Medical, Plaut project, Rehovot

Property Owner: **Ad Marom Assets and Initiation Ltd.** (the "Company")
Company ID. 513711622

Renter: **G Medical Innovations Ltd.** (the "Renter")
Company ID. 515169696

Future building to accommodate the rented property:

The building in which the property is located is scheduled to accommodate 7 floors above an entrance level, mezzanine level and 3 underground level.

The building's building permit was issued in August 2018 and construction is scheduled to last 36 months.

The building in which the rented property is located will be built on 4 Plaut Street in Rehovot, property known as Parcel 197 in Block 3695.

The Company reserves the right to extend the building and build additional areas/floors all in accordance with the City Plan .

The company is planning to construct additional floors that are scheduled to be built on the plot and/or on the building, *inter alia,* on the roof of the original building, the mezzanine level, on the roof of the commercial/entrance level and/or the side of the original building that will serve all approved designations per law.

The building will be managed by a management company, and upon signing the rental agreement, the Renter will sign a management agreement and will be obliged to pay the amounts indicated in the management agreement.

The rented property:

Two typical floors, located on levels 5-6 in the building (above 3 underground parking levels and a commercial ground floor).

Total area of property: approx. 1026 Sqm (gross).

The mentioned area includes: any area located and/or built as part of the area marked on the plan attached as Appendix A to this contract. Including: main areas, service areas, areas under "Interior Partitions", "External Walls" (as these terms are defined in the agreement), areas under columns and half the area under the walls that boarder with another area in the building and or the extended building, as relevant.

In addition, the rented area includes 16 parking spaces, temporary marked as ________ on the basement level minus 2 (-2), and all as marked in color ____________ on the plans that will be attached to the rental agreement and marked as Appendix A.

The rented property will be built by the Company on an "envelope level" and delivered to the Renter on an envelope level. However, the Renter is obliged to choose, within 12 months from the time this agreement is signed, the finishing specs out of three finishing specs attached to this agreement and marked as Appendices E1-E3.
Upon signing the rental agreement, the Renter will sign also the pile electricity agreement to arrange the electricity supply to the rented property.

Use of the rental property:
The Renter will use the rented property as office, development, engineering and product support spaces.

Delivery of possession in the rented property:
Delivery of the rented property will be no later than 36 months from the start of construction on the building, January 2019.
Delivery date may be delayed and is contingent upon delays as delineated in the agreement.

Duration of rental period:
The rental period will be for a period of 60 months (sixty months) that will commence at the time of delivery of possession as mentioned in the agreement.
The Renter reserves the right to extend the rental period by an additional period of 60 months (sixty months), which will begin upon ending the first rental period.
The Renter's right to extend the rental period is subject to the fulfillment of the terms in the agreement, *inter alia,* complying with all rental orders and no breach of the rental agreement.

Rent:
During the first rental period (60 months from time of delivery), the Renter will pay a monthly rent in the amount of 61,560 NIS (sixty one thousand and five hundred and sixty New Israeli Shekels), plus VAT linked to the Consumer Price Index and an amount of 600 NIS (six hundred new shekels) for every parking space allocated to the Renter plus VAT linked to the Consumer Price Index.
During the second rental period (60 months from the end of the first rental period), the Renter will pay the company a monthly rent in the amount of 67,716 NIS (sixty seven thousand seven hundred and sixteen New Israeli Shekels) plus VAT linked to the Consumer Price Index and an amount of 660 NIS (six hundred and sixty New Israeli Shekels) for every parking space allocated to the company plus VAT linked to the Consumer Price Index.
The renting fees will be adjusted based on a fixed mechanism formula in the agreement according to the adjustment works spec in the property.

Guarantees:

The Renter will provide the guarantee required per the agreement 90 days before the beginning of the lease.